                                                                     EXHIBIT 4.3

                               AMENDMENT NO. 1 TO
                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                  This Amendment No. 1 to Amended and Restated Stockholders Agreement (the "Amendment") is entered into effective as of August 18, 2003 by and among Fountain View, Inc., a Delaware corporation (the "Company"), Heritage Fund II, L.P., a Delaware limited partnership ("Heritage"), Robert Snukal ("RS") and Sheila Snukal ("SS", and together with RS, the "Snukals").

                                  INTRODUCTION

                  Reference is hereby made to that certain Stockholders Agreement dated as of March 27, 1998 (the "Stockholders Agreement") among the Company, Heritage, Heritage Investors II, L.L.C., Heritage Fund II Investment Corporation, RS, SS, William Scott and certain other parties signatories thereto, as amended May 4, 1998 by and among the Company, Heritage, Baylor Health Care System, and Buckner Foundation (as so amended, the "First Amended Agreement"). Reference is hereby made to that certain Amended and Restated Stockholders Agreement effective as of August 15, 2003 (the "Amended and Restated Stockholders Agreement") among the Company and the individuals and entities listed on Schedule A attached thereto.

                  On October 2, 2001, the Company filed a petition in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1130 (the "Bankruptcy Code"). The Amended and Restated Stockholders Agreement amended and restated the First Amended Agreement and was adopted pursuant to the Debtors' Third Amended Joint Plan of Reorganization, dated April 22, 2003, (the "Reorganization Plan"), confirmed by an order (the "Confirmation Order") of the Bankruptcy Court on July 10, 2003.

                  Pursuant to that certain Stipulation between (i) the Debtors, and (ii) Robert Snukal and Sheila Snukal (the "Stipulation"), confirmed by an order of the Bankruptcy Court on August 19, 2003, RS and SS have agreed and consented to amend the Amended and Restated Stockholders Agreement to provide that the Snukals may designate only one director to serve on the Board of Directors of the Company, without regard to the total size of the Board.

                  Capitalized terms used herein and not otherwise herein defined shall have the respective meanings given to them in the Amended and Restated Stockholders Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

         1.       RS Director.

                  a. Section 1.02 (a) of the Amended and Restated Stockholders Agreement is hereby deleted in its entirety and replaced with the following:

                                    "RS Director. One nominee of RS (the "RS
                                    Director"), as long as RS holds any shares of Stock."

                  b. All references in the Amended and Restated Stockholders Agreement to "RS Directors" or "any RS Director" shall hereby be deemed references to the RS Director.

         2. Other Provisions. Except as otherwise expressly provided herein, all provisions of the Amended and Restated Stockholders Agreement shall remain in full force and effect.

         3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         4. Facsimile Signatures. This Amendment may be executed by facsimile transmission and such facsimile will be valid and binding to the same extent as if it were an original.

         5. Governing Law. This Amendment shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws or choice of laws of the State of Massachusetts, and with respect to matters covered thereby, the General Corporation Law of the State of Delaware.

         6. Severability. In the event any one or more of the provisions contained in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment.

         7. Entire Agreement. This Amendment, together with the Amended and Restated Stockholders Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties in accordance with the provisions of the Amended and Restated Stockholders Agreement.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    FOUNTAIN VIEW, INC., a Delaware
                                    corporation

                                    By: \s\ Roland Rapp
                                        --------------------------------
                                    Name: Roland G. Rapp
                                    Title: Secretary

                                    HERITAGE FUND II, L.P., a Delaware limited partnership

                                    By: HF Partners II, LLC, its General Partner

                                             By: \s\ Mark Jrolf
                                                 -------------------------------
                                             Name: Mark Jrolf
                                             Title: ____________________________

                                    ROBERT SNUKAL

                                    By: \s\ Robert Snukal
                                        ---------------------------
                                    Name: Robert Snukal

                                    SHEILA SNUKAL

                                    By: \s\ Sheila Snukal
                                        -----------------------------
                                    Name: Sheila Snukal

[Amendment No. 1 Amended and Restated Stockholders Agreement]

                                      S-1